                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                                 Contact:  Tom Faulders

                                                      Chairman & CEO

                                                      (703) 873-2200 (phone)
                                                      (703) 873-2300 (fax)
                                                      tom faulders@lcc.com

              LCC INTERNATIONAL, INC. COMPLETES PRODUCT DIVISION
                               SALE WITH ERICSSON

MCLEAN, VA, October 25, 1999 - LCC International, Inc. (NASDAQ: LCCI), one of the world's largest suppliers of integrated end to end infrastructure consulting services to the wireless telecommunications industry, today announced that it has completed the previously announced sale of its Products Division to Ericsson. The sale for approximately $22.5 million will result in a net cash receipt of approximately $18 million and a one-time pre-tax gain of approximately $4 million. The final gain and cash proceeds are subject to adjustment based on a final accounting of net assets which is expected to be completed within 30 days, and continuing collection of receivable balances. This transaction will be recorded as part of LCC's fourth quarter results.

C. Thomas Faulders III, chairman and chief executive officer of LCC, commented, "We are pleased to complete this transaction and look forward to a solid working relationship with Ericsson. We will use the proceeds from the transaction to reduce debt and provide working capital for the growth of the company."

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the ability to obtain financing, the hiring of new personnel, the Company's ability to secure new business, and those factors highlighted in LCC International, Inc.'s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which could cause the Company's actual results to materially differ from forward-looking statements made by the Company.

LCC International, Inc. (http://www.lcc.com) is one of the world's largest suppliers of integrated end to end infrastructure services to the wireless telecommunications industry. A leader in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the design, deployment, optimization and maintenance of some of the largest and most sophisticated wireless systems in the world. By combining technical consulting and tower ownership and management LCC is unique in its ability to provide comprehensive turn-key services to wireless operators around the world.

Ericsson is the leading provider in the new telecoms world, with communications solutions that combine telecom and datacom technologies with freedom of mobility for the user. With more than 100,000 employees in 140 countries, Ericsson simplifies communications for its customers - network operators, service providers, enterprises and consumers - the world over.



                                       2